Exhibit 99.1

Terry Balluck
972-281-1397
terry.balluck@kcc.com

KIMBERLY-CLARK ANNOUNCES SECOND QUARTER 2018 RESULTS
DALLAS, July 24, 2018-Kimberly-Clark Corporation (NYSE: KMB) today reported second quarter 2018 results.
Executive Summary

•
Second quarter 2018 net sales of $4.6 billion increased 1 percent compared to the year-ago period. Changes in foreign currency exchange rates benefited sales by 1 percent while organic sales were even year-on-year.

•
Diluted net income per share for the second quarter of 2018 was $1.30. Second quarter adjusted earnings per share were $1.59 in 2018, an increase of 7 percent compared to diluted net income per share of $1.49 in 2017. Adjusted earnings per share exclude certain items described later in this news release.

•	Diluted net income per share for 2018 is anticipated to be $3.37 to $3.87.

•
The company is now targeting full-year 2018 adjusted earnings per share of $6.60 to $6.80, a year-on-year increase of 6 to 9 percent. The company’s prior target was $6.90 to $7.20. The update reflects higher commodity inflation along with a worse currency outlook, partially offset by increased cost savings and reduced overhead spending.

Chairman and Chief Executive Officer Thomas J. Falk said, “Our second quarter results reflect a challenging environment, particularly with commodity inflation. Nonetheless, we continue to manage our company with financial discipline, as we generated $150 million of cost savings, reduced discretionary spending and returned approximately $575 million to shareholders through dividends and share repurchases.”
Falk added, “For the full year, we are maintaining our organic sales growth target and reducing our earnings outlook because of significantly higher commodity costs and the recent weakening of most foreign currencies. Given these headwinds, we will continue to aggressively manage costs and evaluate further opportunities to increase net selling prices. While the near-term environment has become more difficult, we continue to execute our long-term strategies to grow our brands and deliver cost savings while we implement our restructuring that will make Kimberly-Clark an even stronger company.”
Second Quarter 2018 Operating Results
Sales of $4.6 billion in the second quarter of 2018 were up 1 percent compared to the year-ago period. Changes in foreign currency exchange rates benefited sales by 1 percent. Organic sales were even year-on-year. Product mix improved 1 percent, while volumes fell approximately 1 percent and net selling prices were down slightly. In North America, organic sales decreased 2 percent in consumer products and increased 2 percent in K-C Professional. Outside North America, organic sales rose 1 percent in developing and emerging markets and also in developed markets.
Second quarter operating profit was $674 million in 2018, including charges related to the 2018 Global Restructuring Program. Second quarter adjusted operating profit was $774 million in 2018 compared to operating profit of $814 million in 2017. Results were impacted by $200 million of higher input costs, driven by $125 million in pulp and $45 million in other raw materials. The operating profit comparison was also affected by lower net selling prices and volumes. On the other hand, results benefited from $110 million of cost savings from the company’s FORCE (Focused On Reducing Costs Everywhere) program and $40 million of cost savings from the 2018 Global Restructuring Program. In addition, the comparison benefited from improved product mix and reduced marketing, research and general spending, including lower general and administrative costs.
The second quarter effective tax rate was 24.1 percent in 2018. The adjusted effective tax rate was 23.0 percent in the second quarter of 2018 compared to the effective tax rate of 28.2 percent in the second quarter of 2017. The comparison benefited from U.S. tax reform, along with resolution of certain tax matters.
Kimberly-Clark’s share of net income of equity companies in the second quarter was $30 million in 2018 and $26 million in 2017. At Kimberly-Clark de Mexico, results benefited from sales growth and cost savings, but were negatively impacted by higher input costs.
Cash Flow and Balance Sheet
Cash provided by operations in the second quarter was $787 million in 2018 and $825 million in 2017. The comparison was impacted by cash payments related to the 2018 Global Restructuring Program along with lower earnings, partially offset by lower tax payments. Capital spending for the second quarter was $158 million in 2018 and $171 million in 2017. Second quarter 2018 share repurchases were 2.2 million shares at a cost of $224 million. Total debt was $7.5 billion at June 30, 2018 and $7.4 billion at the end of 2017.
Second Quarter 2018 Business Segment Results
Personal Care Segment
Second quarter sales of $2.3 billion decreased 1 percent. Net selling prices fell 2 percent, while product mix improved 1 percent. Second quarter operating profit of $461 million decreased 3 percent. The comparison was impacted by input cost inflation and lower net selling prices, while results benefited from cost savings, reduced marketing, research and general spending and favorable product mix.
Sales in North America decreased 1 percent. Net selling prices declined nearly 3 percent, including higher promotion spending to support innovations and growth initiatives, while volumes increased 2 percent. Volumes were up double-digits in adult care, including benefits from innovations and category growth. Volumes were similar year-on-year in Huggies diapers, baby wipes and child care.

Sales in developing and emerging markets decreased 1 percent. Currency rates were unfavorable by 2 percent while the acquisition of the company’s joint venture in India benefited sales by 1 percent. Product mix improved 2 percent while net selling prices were down 2 percent. Volumes were even year-on-year, including increases in Eastern Europe and declines in China and Argentina.
Sales in developed markets outside North America (Australia, South Korea and Western/Central Europe) increased 1 percent, including a 5 point benefit from favorable currency rates. Volumes were down 3 percent, driven by South Korea, and the combined impact of changes in net selling prices and product mix reduced sales by 1 percent.
Consumer Tissue Segment
Second quarter sales of $1.5 billion increased 1 percent. Changes in currency rates benefited sales by 2 percent. Volumes decreased 3 percent, while net selling prices increased approximately 2 percent and product mix improved slightly. Second quarter operating profit of $207 million decreased 16 percent. The comparison was impacted by input cost inflation and lower volumes. Results benefited from cost savings, higher net selling prices, reduced marketing, research and general spending and favorable product mix.
Sales in North America decreased 4 percent, driven by changes in the timing of promotion shipments, along with lower sales in facial tissue. Volumes fell 6 percent, while net selling prices and product mix each improved 1 percent.
Sales in developing and emerging markets were even year-on-year. Net selling prices increased 2 percent and product mix was up 1 percent, while volumes fell 3 percent. The changes in net selling prices and volumes occurred primarily in Latin America.
Sales in developed markets outside North America increased 12 percent. Currency rates were favorable by 7 percent, mostly in Western/Central Europe. Volumes increased 3 percent and net selling prices rose 2 percent.
K-C Professional (KCP) Segment
Second quarter sales of $0.9 billion increased more than 3 percent. Changes in currency rates benefited sales by approximately 2 percent. Volumes and product mix each improved 1 percent. Second quarter operating profit of $165 million decreased 1 percent. The comparison was impacted by input cost inflation, mostly offset by cost savings, volume growth and favorable product mix.
Sales in North America increased 2 percent. Volumes were up 2 percent, with growth in all major product categories.
Sales in developing and emerging markets increased 3 percent. Volumes were up 2 percent, driven by Asia-Pacific, and net selling prices improved 1 percent.
Sales in developed markets outside North America were up 7 percent. Currency rates were favorable by approximately 7 percent, mostly in Western/Central Europe. Product mix improved 1 percent.

Year-To-Date Results
For the first six months of 2018, sales of $9.3 billion increased 3 percent. Currency rates were favorable by 2 percent and organic sales rose 1 percent. Volumes increased more than 1 percent and product mix improved slightly, while net selling prices declined about 1 percent.
Year-to-date operating profit was $921 million in 2018, including charges related to the 2018 Global Restructuring Program. Year-to-date adjusted operating profit was $1,598 million in 2018 versus operating profit of $1,662 million in 2017. The comparison was impacted by $375 million of higher input costs and lower net selling prices. Results benefited from volume growth, $200 million of FORCE cost savings, $40 million of cost savings from the 2018 Global Restructuring Program, and reduced marketing, research and general spending.
Through six months, diluted net income per share was $1.56 in 2018. Year-to-date adjusted earnings per share were $3.30 in 2018, an increase of 8 percent compared to diluted net income per share of $3.06 in 2017.
2018 Global Restructuring Program
In January 2018, Kimberly-Clark initiated the 2018 Global Restructuring Program in order to reduce the company’s structural cost base and enhance the company’s flexibility to invest in its brands, growth initiatives and capabilities critical to delivering future growth. The program will make Kimberly-Clark’s overhead organization structure and manufacturing supply chain less complex and more efficient and is expected to broadly impact all of the company’s business segments and organizations in each major geography.
The company expects the program will generate annual pre-tax cost savings of $500 to $550 million by the end of 2021, driven by workforce reductions along with manufacturing supply chain efficiencies. As part of the program, Kimberly-Clark expects to exit or divest some low-margin businesses that generate approximately 1 percent of company net sales. The sales are concentrated in the consumer tissue business segment. To implement the program, the company expects to incur restructuring charges of $1,700 to $1,900 million pre-tax ($1,350 to $1,500 million after tax) by the end of 2020.
Second quarter 2018 restructuring charges were $130 million pre-tax ($102 million after tax), bringing cumulative charges to $707 million pre-tax ($530 million after tax). Second quarter 2018 and cumulative restructuring savings were $40 million.
2018 Outlook and Key Planning Assumptions
The company updated the following key planning and guidance assumptions for full-year 2018:

•	Net sales similar, to up 1 percent, year-on-year (prior assumption increase of 2 to 3 percent).

•	Changes in foreign currency exchange rates anticipated to have a neutral to 1 percent negative impact on net sales (previous estimate 1 to 2 percent positive impact).

•	Organic sales expected to increase approximately 1 percent (no change).

•	Adjusted operating profit decline of 2 to 5 percent (prior estimate growth of 2 to 5 percent).

•
Inflation in key cost inputs of $675 to $775 million compared to the previous estimate of $400 to $550 million. The update reflects higher assumptions for pulp costs in particular, and secondarily other raw materials. In North America, the company is assuming full-year market prices of $1,200 to $1,250 per metric ton for eucalyptus pulp and high-$60’s per barrel for oil.

•	Cost savings of $425 to $450 million from the FORCE program. The prior target was for savings of approximately $400 million.

•	Cost savings of $100 to $120 million from the 2018 Global Restructuring Program. The previous estimate was for savings of $50 to $70 million.

•	Adjusted effective tax rate expected to be at the low end of the 23 to 26 percent target range.

•	Adjusted earnings per share of $6.60 to $6.80. The prior estimate was $6.90 to $7.20.
Non-GAAP Financial Measures
This press release and the accompanying tables include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S., or GAAP, and are therefore referred to as non-GAAP financial measures:

•	Adjusted earnings and earnings per share

•	Adjusted gross and operating profit

•	Adjusted effective tax rate
These non-GAAP financial measures exclude the following items for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures:

•	2018 Global Restructuring Program. Mentioned elsewhere in this release.

•
U.S. tax reform. In the fourth quarter of 2017, the company recognized a net benefit as a result of U.S. tax reform and related activities. In the first quarter of 2018, the company recognized a net charge associated with U.S. tax reform related matters.

The company provides these non-GAAP financial measures as supplemental information to our GAAP financial measures. Management and the company's Board of Directors use adjusted earnings, adjusted earnings per share and adjusted gross and operating profit to (a) evaluate the company's historical and prospective financial performance and its performance relative to its competitors, (b) allocate resources and (c) measure the operational performance of the company's business units and their managers. Management also believes that the use of an adjusted effective tax rate provides improved insight into the tax effects of our ongoing business operations.
Additionally, the Management Development and Compensation Committee of the company's Board of Directors has used certain of the non-GAAP financial measures when setting and assessing achievement of incentive compensation goals. These goals are based, in part, on the company's adjusted earnings per share and improvement in the company's adjusted return on invested capital and adjusted operating profit return on sales determined by excluding certain of the adjustments that are used in calculating these non-GAAP financial measures.

This news release includes information regarding organic sales growth, which describes the impact of changes in volume, net selling prices and product mix on net sales. Changes in foreign currency exchange rates and acquisitions and divestitures also impact the year-over-year change in net sales.
Conference Call
A conference call to discuss this news release and other matters of interest to investors and analysts will be held at 9 a.m. (CDT) today. The conference call will be simultaneously broadcast over the World Wide Web. Stockholders and others are invited to listen to the live broadcast or a playback, which can be accessed by following the instructions set out in the Investors section of the company's Web site (www.kimberly-clark.com).
About Kimberly-Clark
Kimberly-Clark (NYSE: KMB) and its trusted brands are an indispensable part of life for people in more than 175 countries. Fueled by ingenuity, creativity, and an understanding of people’s most essential needs, we create products that help individuals experience more of what’s important to them. Our portfolio of brands, including Huggies, Kleenex, Scott, Kotex, Cottonelle, Poise, Depend, Andrex, Pull-Ups, GoodNites, Intimus, Neve, Plenitud, Viva and WypAll, hold No. 1 or No. 2 share positions in 80 countries. We use sustainable practices that support a healthy planet, build strong communities, and ensure our business thrives for decades to come. To keep up with the latest news and to learn more about the company's 146-year history of innovation, visit kimberly-clark.com or follow us on Facebook or Twitter.
Copies of Kimberly-Clark's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investors section of the company's Web site.
Certain matters contained in this news release concerning the outlook, anticipated financial and operating results, raw material, energy and other input costs, anticipated currency rates and exchange risks, including in Argentina, net income from equity companies, sources and uses of cash, the effective tax rate, the anticipated cost savings from the company’s FORCE program, charges and savings from the 2018 Global Restructuring Program, growth initiatives, contingencies and anticipated transactions of the company constitute forward-looking statements and are based upon management's expectations and beliefs concerning future events impacting the company. In addition, many factors outside our control, including fluctuations in foreign currency exchange rates, the prices and availability of our raw materials, potential competitive pressures on selling prices for our products, energy costs, our ability to maintain key customer relationships, as well as general economic and political conditions globally and in the markets in which we do business, could affect the realization of these estimates.
There can be no assurance that these future events will occur as anticipated or that the company's results will be as estimated. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to publicly update them. For a description of certain factors that could cause the company's future results to differ from those expressed in any such forward-looking statements, see Item 1A of the company's Annual Report on Form 10-K for the year ended December 31, 2017 entitled “Risk Factors.”

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Three Months Ended June 30
	2018	2017	Change
Net Sales	$4,604	$4,576	+1%
Cost of products sold	3,149	2,924	+8%
Gross Profit	1,455	1,652	-12%
Marketing, research and general expenses	771	835	-8%
Other (income) and expense, net	10	3	+233%
Operating Profit	674	814	-17%
Nonoperating expense	(36)	(15)	+140%
Interest income	3	2	+50%
Interest expense	(68)	(85)	-20%
Income Before Income Taxes and Equity Interests	573	716	-20%
Provision for income taxes	(138)	(202)	-32%
Income Before Equity Interests	435	514	-15%
Share of net income of equity companies	30	26	+15%
Net Income	465	540	-14%
Net income attributable to noncontrolling interests	(10)	(9)	+11%
Net Income Attributable to Kimberly-Clark Corporation	$455	$531	-14%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.30	$1.50	-13%
Diluted	$1.30	$1.49	-13%

Cash Dividends Declared	$1.00	$0.97	+3%

Common Shares Outstanding	June 30
	2018	2017
Outstanding shares as of	347.9	353.4
Average diluted shares for three months ended	350.3	356.7

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED INCOME STATEMENT
(Millions, except per share amounts)

	Six Months Ended June 30
	2018	2017	Change
Net Sales	$9,335	$9,080	+3%
Cost of products sold	6,556	5,768	+14%
Gross Profit	2,779	3,312	-16%
Marketing, research and general expenses	1,850	1,642	+13%
Other (income) and expense, net	8	8	—
Operating Profit	921	1,662	-45%
Nonoperating expense	(45)	(29)	+55%
Interest income	5	4	+25%
Interest expense	(134)	(168)	-20%
Income Before Income Taxes and Equity Interests	747	1,469	-49%
Provision for income taxes	(242)	(409)	-41%
Income Before Equity Interests	505	1,060	-52%
Share of net income of equity companies	57	55	+4%
Net Income	562	1,115	-50%
Net income attributable to noncontrolling interests	(14)	(21)	-33%
Net Income Attributable to Kimberly-Clark Corporation	$548	$1,094	-50%

Per Share Basis
Net Income Attributable to Kimberly-Clark Corporation
Basic	$1.57	$3.08	-49%
Diluted	$1.56	$3.06	-49%

Cash Dividends Declared	$2.00	$1.94	+3%

Common Shares Outstanding	June 30
	2018	2017
Average diluted shares for six months ended	351.3	357.6

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS
(Millions, except per share amounts)

	Three Months Ended June 30, 2018
	As Reported	2018 Global Restructuring Program	As Adjusted Non-GAAP
Cost of products sold	$3,149	$85	$3,064
Gross Profit	1,455	(85)	1,540
Marketing, research and general expenses	771	15	756
Operating Profit	674	(100)	774
Nonoperating expense	(36)	(30)	(6)
Provision for income taxes	(138)	24	(162)
Effective tax rate	24.1%	—	23.0%
Share of net income of equity companies	30	2	28
Net income attributable to noncontrolling interests	(10)	2	(12)
Net Income Attributable to Kimberly-Clark Corporation	455	(102)	557
Diluted Earnings per Share	1.30	(0.29)	1.59

	Six Months Ended June 30, 2018
	As Reported	2018 Global Restructuring Program	U.S. Tax Reform Related Matters	As Adjusted Non-GAAP
Cost of products sold	$6,556	$362	$—	$6,194
Gross Profit	2,779	(362)	—	3,141
Marketing, research and general expenses	1,850	315	—	1,535
Operating Profit	921	(677)	—	1,598
Nonoperating expense	(45)	(30)	—	(15)
Provision for income taxes	(242)	167	(82)	(327)
Effective tax rate	32.4%	—	—	22.5%
Share of net income of equity companies	57	(1)	—	58
Net income attributable to noncontrolling interests	(14)	11	—	(25)
Net Income Attributable to Kimberly-Clark Corporation	548	(530)	(82)	1,160
Diluted Earnings per Share	1.56	(1.51)	(0.23)	3.30

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measures, and they should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.  There are limitations to these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled measures of other companies due to potential differences in methods of calculation and items being excluded.  The company compensates for these limitations by using these non-GAAP financial measures as a supplement to the GAAP measures and by providing reconciliations of the non-GAAP and comparable GAAP financial measures.

Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED BALANCE SHEET
(Millions)

	June 30, 2018	December 31, 2017
ASSETS
Current Assets
Cash and cash equivalents	$484	$616
Accounts receivable, net	2,286	2,315
Inventories	1,750	1,790
Other current assets	508	490
Total Current Assets	5,028	5,211
Property, Plant and Equipment, Net	7,046	7,436
Investments in Equity Companies	257	233
Goodwill	1,504	1,576
Other Assets	729	695
TOTAL ASSETS	$14,564	$15,151

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Debt payable within one year	$1,741	$953
Trade accounts payable	2,802	2,834
Accrued expenses	1,764	1,730
Dividends payable	348	341
Total Current Liabilities	6,655	5,858
Long-Term Debt	5,746	6,472
Noncurrent Employee Benefits	1,091	1,184
Deferred Income Taxes	467	395
Other Liabilities	366	299
Redeemable Preferred Securities of Subsidiaries	61	61
Stockholders' Equity (Deficit)
Kimberly-Clark Corporation	(57)	629
Noncontrolling Interests	235	253
Total Stockholders' Equity	178	882
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,564	$15,151

2018 Data is Unaudited

KIMBERLY-CLARK CORPORATION
CONSOLIDATED CASH FLOW STATEMENT
(Millions)

	Three Months Ended June 30		Six Months Ended June 30
	2018	2017	2018	2017
Operating Activities
Net income	$465	$540	$562	$1,115
Depreciation and amortization	224	180	435	358
Asset impairments	—	—	74	—
Stock-based compensation	8	30	26	50
Deferred income taxes	44	(9)	17	(34)
Net losses on asset dispositions	17	5	53	10
Equity companies' earnings (in excess of) less than dividends paid	2	4	(25)	(22)
Operating working capital	(10)	73	93	(191)
Postretirement benefits	27	13	(14)	(8)
Other	10	(11)	108	(17)
Cash Provided by Operations	787	825	1,329	1,261
Investing Activities
Capital spending	(158)	(171)	(347)	(386)
Investments in time deposits	(64)	(24)	(147)	(61)
Maturities of time deposits	75	—	94	70
Other	(9)	(14)	(12)	(10)
Cash Used for Investing	(156)	(209)	(412)	(387)
Financing Activities
Cash dividends paid	(350)	(345)	(691)	(674)
Change in short-term debt	(145)	(82)	104	114
Debt proceeds	—	344	—	344
Debt repayments	(2)	(4)	(4)	(12)
Proceeds from exercise of stock options	8	29	22	107
Acquisitions of common stock for the treasury	(223)	(302)	(420)	(597)
Other	(35)	(37)	(41)	(46)
Cash Used for Financing	(747)	(397)	(1,030)	(764)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	(26)	(3)	(19)	18
Change in Cash and Cash Equivalents	(142)	216	(132)	128
Cash and Cash Equivalents - Beginning of Period	626	835	616	923
Cash and Cash Equivalents - End of Period	$484	$1,051	$484	$1,051

Unaudited

KIMBERLY-CLARK CORPORATION
SELECTED BUSINESS SEGMENT DATA
(Millions)

	Three Months Ended June 30			Six Months Ended June 30
	2018	2017	Change	2018	2017	Change
NET SALES
Personal Care	$2,257	$2,270	-1%	$4,564	$4,520	+1%
Consumer Tissue	1,472	1,463	+1%	3,051	2,918	+5%
K-C Professional	861	832	+3%	1,693	1,621	+4%
Corporate & Other	14	11	N.M.	27	21	N.M.
TOTAL NET SALES	$4,604	$4,576	+1%	$9,335	$9,080	+3%

OPERATING PROFIT
Personal Care	$461	$474	-3%	$931	$961	-3%
Consumer Tissue	207	245	-16%	456	525	-13%
K-C Professional	165	166	-1%	323	315	+3%
Corporate & Other(a)	(149)	(68)	N.M.	(781)	(131)	N.M.
Other (income) and expense, net(a)	10	3	+233%	8	8	—
TOTAL OPERATING PROFIT	$674	$814	-17%	$921	$1,662	-45%

(a)	Corporate & Other and Other (income) and expense, net include income and expense not associated with the business segments, including adjustments as indicated in the Non-GAAP Reconciliations.

PERCENTAGE CHANGE IN NET SALES VERSUS PRIOR YEAR

	Three Months Ended June 30, 2018
	Total(a)	Volume	Net Price	Mix/ Other	Acquisition	Currency	Organic(b)
Personal Care	(1)	—	(2)	1	—	—	(1)
Consumer Tissue	1	(3)	2	1	—	2	(1)
K-C Professional	3	1	—	1	—	2	2
TOTAL CONSOLIDATED	1	(1)	(1)	1	—	1	—

	Six Months Ended June 30, 2018
	Total(a)	Volume	Net Price	Mix/ Other	Acquisition	Currency	Organic(b)
Personal Care	1	1	(2)	1	1	1	—
Consumer Tissue	5	2	1	—	—	2	2
K-C Professional	4	1	—	1	—	2	2
TOTAL CONSOLIDATED	3	1	(1)	—	—	2	1

(a)	Total may not equal the sum of volume, net price, mix/other, acquisition and currency due to rounding.

(b)	Combined impact of changes in volume, net price and mix/other.

N.M. - Not Meaningful
Unaudited

KIMBERLY-CLARK CORPORATION
NON-GAAP RECONCILIATIONS

	Estimated Range
ESTIMATED FULL YEAR 2018 DILUTED EARNINGS PER SHARE
Adjusted earnings per share	$6.60	-	$6.80
Adjustment for charges related to the 2018 Global Restructuring Program	(3.00)	-	(2.70)
Adjustment for net charge associated with U.S. Tax Reform Related Matters	(0.23)	-	(0.23)
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$3.37	-	$3.87

ESTIMATED FULL YEAR 2018 EFFECTIVE TAX RATE
Adjusted effective tax rate	23%	-	26%
Adjustment for charges related to the 2018 Global Restructuring Program	1	-	1
Adjustment for net charge associated with U.S. Tax Reform Related Matters	4	-	4
Effective tax rate	28%	-	31%

Twelve months ended December 31, 2017
FULL YEAR 2017 DILUTED EARNINGS PER SHARE
Adjusted earnings per share	$6.23
Adjustment for net benefit associated with U.S. Tax Reform Related Matters	0.17
Per share basis – diluted net income attributable to Kimberly-Clark Corporation	$6.40

Investor Relations contact: Paul Alexander, 972-281-1440, palexand@kcc.com
Media Relations contact: Terry Balluck, 972-281-1397, terry.balluck@kcc.com

[KMB-F]
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